Exhibit 99.2

Event ID:

Event Name:    JNP—Juniper Pharmaceuticals Q3 2017 Financial Results Call

Event Date:    2017-11-02

Officers and Speakers

Heather Savelle; Argot Partners, LLC; Senior Vice President

Alicia Secor; Juniper Pharmaceuticals, Inc.; President & CEO

Jeff Young; Juniper Pharmaceuticals, Inc.; CFO

Nikin Patel; Juniper Pharmaceuticals, Inc.; COO

Analysts

Michael Higgins, ROTH Capital Partners

Unknown Analyst

Presentation

Operator: Good afternoon, and welcome to the Juniper Pharmaceuticals third quarter 2017 financial results.

(Operator Instructions)

Please note this event is being recorded.

I would now like to turn the conference over to Heather Savelle. Please go ahead.

Heather Savelle: Thank you, Amy, and good afternoon, everyone. Thanks for joining us to discuss Juniper’s financial results for the third quarter 2017. With me today are Alicia Secor, Chief Executive Officer; Jeff Young, Chief Financial Officer; and Nikin Patel, Chief Operating Officer.

If you have not already received it, please access the third quarter financial results press release issued earlier this afternoon on our website at ir.juniperpharma.com. A webcast of today’s call is also available on the same section of the website.

During the course of this call, management will make projections and other forward-looking remarks regarding future events and Juniper’s future performance. These forward-looking statements reflect our perspective on current trends and information and are not based on historical information. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those noted in today’s press release and Juniper’s Form 10-Q that we filed with the SEC today.

Actual results may differ materially from those projected in the forward-looking statements. Juniper specifically disclaims any intent or obligation to update these forward-looking statements except as required by law.

Information for the replay and the archived webcast of this call can be accessed in today’s press release. For the benefit of those who may be listening to the replay or archived webcast, this call was held and recorded on November 2, 2017. Please reference our most recent press releases and SEC filings for any subsequent announcements related to the topics discussed.

I’ll now turn the call over to our Chief Executive Officer, Alicia Secor.

Alicia Secor: Thank you, Heather, and good afternoon, everyone.

I am thrilled to report that we delivered a strong performance in the third quarter, marked by revenue growth of 19% for Crinone and 38% for Juniper Pharma Services, or JPS, year over year. Additionally, we ended the quarter cash positive, with just over $22 million in cash and cash equivalents. This quarter we also realized a normalization in G&A expenses, and you’ll hear more in detail around that from Jeff in a few minutes.

Consistent with our announcement in September, we’ve successfully executed a strategic reprioritization intended to provide us with the financial flexibility to focus on our core businesses while we advance our overall corporate strategy. I’ll talk in a moment about how this has impacted our intravaginal ring, or IVR platform, and provide an update on the status of these innovative programs.

Importantly, we were able to achieve a cash-flow positive position for this quarter following the strategic changes to our development plans and the associated headcount reduction in our R&D organization, coupled with the strong growth we’ve maintained across JPS and Crinone. Given the reduced R&D spend and the continued growth in the core businesses, we expect to be cash neutral to cash positive in 2018.

Crinone and Juniper Pharma Services, or JPS, continue to perform very well, with JPS having achieved its third consecutive quarter of continued growth, and we’re very pleased to report an increase of 12% in total revenues over the third quarter of last year. Crinone product revenues were up 19% compared to the prior year.

Our partnership with Merck KGaA continues to be strong. We recognize its importance as a contributor to our overall growth, and we remain very committed to extending our long-term relationship as we continue to make good progress. This is just one part of our effort to build shareholder value.

Our efforts to build our world-class contract development and manufacturing organization business have also paid off. We saw continued growth this quarter, with revenues from JPS increasing almost 38% compared to the third quarter of last year. This has been driven by new and existing customer growth, most notably in the U.S. Our team has also been working to expand additional service offerings to customers, and Nikin will share greater detail about that shortly.

I’ll turn now to talk about our IVR portfolio. So, as we announced in September, a key element of our reprioritization initiative was to streamline expenses and execute a more focused approach to our IVR pipeline. As such, we announced that we would expect to prioritize JNP-0201 for hormone replacement therapy, or HRT, as our lead development candidate, and would look to partner our other IVR programs, and these include JNP-0101, an oxybutynin IVR for the treatment of overactive bladder, and JNP-0301, a natural progesterone IVR for the prevention of preterm birth associated with short cervical length.

As planned, and consistent with our guidance, I am pleased to report that we’ve initiated preclinical sheep studies this quarter. These IND-enabling studies are currently underway. These studies require limited funding to support the potential validation of the platform that will help in our initiative to partner JNP-0101 and JNP-0301 and will inform future development plans for JNP-0201.

So, to remind you, these studies are assessing the in vivo pharmacokinetics and tolerability of our IVRs, testing both actual size and configuration of the rings in animal models or the intended go-to-market formulation. A positive outcome in these studies would eliminate an element of risk and would serve to validate the platform or individual product candidates. We expect to have top-line PK data by the end of the year and look forward to sharing results then.

Through recent initial early-stage discussions with potential partners and following thoughtful evaluation, we believe that there may be external enthusiasm around partnering the entire platform, including JNP-0201. HRT, or hormone replacement therapy, represents a very attractive candidate for future development for a number of reasons.

First, the current FDA guidance clearly defines a clinical and regulatory pathway for development. Second, given the lack of FDA-approved and commercially available combination products for HRT, this remains an unmet medical need.

JNP-0201 has the potential to be a highly differentiated therapy that provides a combination natural hormone IVR for monthly administration. As these conversations evolve and the data become available, we plan to maintain a fiscally disciplined approach to the development of this portfolio.

Finally, as always, we’re committed to the prudent use of capital as we advance the business, and the progress we’ve made this quarter clearly demonstrates that.

With that, let me turn the call over to Jeff for a review of our financial results, and after that Nikin will elaborate on our Crinone and JPS businesses. Following that, we’ll hold a Q&A session. Jeff?

Jeff Young: Thank you, Alicia, and good afternoon, everyone. I will now review the Company’s third quarter financial results.

Total revenue for the third quarter increased 12%, or approximately $1.4 million, to $13 million, compared with $11.6 million in the third quarter of 2016. Total revenue for the third quarter of 2016 included approximately $1.2 million in U.S. royalties from Allergan. Please let me remind you that we monetized the Allergan royalty last year, which resulted in an $11 million payment from Allergan in November. Excluding the impact of the Allergan royalties in the third quarter of 2016, revenue from our go-forward core businesses, Crinone and JPS, grew 25%.

Third quarter Crinone revenue increased 19%, or approximately $1.3 million, to $8.4 million in the third quarter of 2017 compared to the same quarter last year. This year-over-year growth largely reflects continued expansion of our existing key markets as well as new markets. We are pleased with this growth, and while we continue to anticipate strong year-over-year growth, we expect to see our Crinone revenue temporarily soften in the fourth quarter, largely due to the timing of shipments. This is a consistent trend we have experienced over the past few years.

Third quarter service revenues increased by 38%, or approximately $1.3 million, to $4.6 million, compared to the third quarter of last year. This increase was largely due to the continued strengthening of our customer base as well as a higher mix of more profitable contracts this past quarter, principally in our U.S. market.

When compared to the second quarter of 2017, our combined Crinone and JPS revenue decreased 7%. This decrease was primarily the result of a 12% reduction in Crinone revenue due to shipments in Q2 of 2017 that were originally anticipated in the third quarter, offset by our continued growth in both volume and mix in our JPS portfolio.

In terms of growth in our core businesses over the course of the entire year, we would note that for 2016 we saw 17% growth in revenue year-over-year for our core businesses, and, as mentioned on several of our prior calls, we continue to expect to see at least similar growth in 2017.

Gross profit for the third quarter of 2017 was $5.3 million, versus $5.9 million in the prior-year quarter. Gross profit as a percentage of total revenue was 41% in the third quarter of 2017, compared to 51% in the same period last year. Excluding the impact of royalty revenue from the prior period, the gross profit for the quarter ended September 30, 2016, would have been $4.7 million, or approximately 45%.

Our gross margin on Crinone was 38% in the third quarter of 2017, a decrease from 48% for the same period last year and 45% from the second quarter of 2017. Our year-over-year deterioration is largely due to higher progesterone material cost and an inventory charge of approximately $280,000 that we recorded during the third quarter. In addition, in the first half of the year we continued to benefit from favorable progesterone supply costs from inventory purchased in 2016.

As discussed on previous calls, we expect our Crinone margin to decline slightly for the full year 2017 due to the impact of the increase in progesterone supply cost. We continue to qualify a secondary source of progesterone in certain markets, and as a result we expect to see margin improvement over the next few years.

JPS margin improved to 44% in the third quarter of 2017 from 39% for the same period last year and was slightly down from our second quarter JPS margin of 47%. The year-over-year improvement is due to mix of services being provided, our customer portfolio, as well as continued improved labor utilization. We should note that we may see a decline in JPS gross margin in the fourth quarter as a result of our planned annual maintenance shutdown at our Nottingham facility, currently scheduled for December.

Total operating expenses were $6.8 million in the third quarter of 2017, as compared to $5.7 million in the third quarter of 2016 and $6.7 million in the second quarter of this year. In the third quarter we recorded a restructuring charge of approximately $756,000 associated with the strategic reprioritization announced in September.

As discussed, the reprioritization was executed to allow us to focus our resources on our core businesses, Crinone and JPS. As a result, we implemented an 8% reduction in force, primarily in our new product development group, within research and development. We expect to pay $308,000 in cash in the fourth quarter related to the restructuring and approximately $356,000 in 2018 and beyond. We estimate the annual savings in personnel and personnel-related cost will be approximately $1.8 million beginning in 2018.

Third quarter sales and marketing expense increased to $517,000, compared to $259,000 in the third quarter last year and $409,000 in the second quarter of this year. The year-over-year and quarter-over-quarter increase is the result of our continued sales efforts to support the growth within JPS, especially in our U.S. markets.

Research and development expenses were $2.3 million in the third quarter of 2017. Our R&D spend was flat year over year, but increased approximately $641,000 from the second quarter of this year. This increase over the second quarter is primarily the result of work related to and in preparation for our ongoing preclinical animal studies for the IVR program, which we expect to complete at the end of this year.

General and administrative expense was $3.2 million in the third quarter of 2017. This compares to $3.1 million in the third quarter of last year and $4.6 million in the second quarter of this year. The 30% decrease from the second quarter 2017 is the result of costs in the second quarter that did not recur in the third quarter, primarily related to matters associated with the restatement of our financial statements for the years December 31, 2013 through 2015.

Net loss for the third quarter was $1.4 million, which resulted in basic and diluted net loss of $0.13 per share. This compares to net income of $248,000, or basic and diluted net income of $0.02 per share in the third quarter of 2016.

Lastly, as mentioned earlier, we closed the third quarter with $22.1 million in cash and cash equivalents, up 5% from year end and 3% from the second quarter of this year. We continue to remain prudent with our spend while moving forward with our strategy to remain focused on our core businesses, which we believe will create shareholder value.

With that, I will turn the call over to Nikin to discuss Crinone and JPS in greater detail. Nikin?

Nikin Patel: Thank you, Jeff, and good afternoon, everyone. Our Crinone and JPS businesses have continued to grow and remain strong through the third quarter this year. As both Alicia and Jeff mentioned, JPS revenues were up approximately 38% year over year in the third quarter.

This continued growth is due largely to securing new and existing customer contracts, with a particular focus in the U.S., as well as continued strong underlying consulting services.

We continue to look for opportunities to expand our customer offerings, and we’re pleased to add new platforms to accelerate drug developments. Working with our partner and an industry consortium we have put in place a GMP-viable platform for the advanced manufacturing of next-generation medicines that are difficult to formulate. In addition, we have strengthened our strategic alliance with a U.K.-based bioanalytical business to bring on additional modeling software to enhance our renowned early-stage development service.

I will remind you that even with the solid growth we’ve seen through the first nine months of 2017 at JPS, the fourth quarter numbers tend to be softer, with the maintenance and requisite shutdown that is customary for GMP facilities. This planned shutdown will be conducted at the end of the year.

Turning to Crinone, we also manage the supply of Crinone progesterone gel for our longstanding partner Merck KGaA across all ex-U.S. markets. Currently approved for sale in over 90 countries around the world, including all major pharmaceutical markets, Crinone sales continue to grow, with Merck driving growth in existing key markets while entering into new markets with growth potential. Specifically, we’ve seen a trend of solid growth throughout Asia, and we expect that to continue.

As Alicia mentioned, we are in active discussions with Merck in the hopes of reaching a long-term partnership agreement. The expansion of our relationship with Merck remains a strategic priority. Crinone is a valuable asset to us, and Merck remains an important partner for us. We will continue to take the necessary steps to support the long-term growth potential of this product, and we are assessing the need to potentially increase supply chain capacity in order to meet growing demand in these markets.

We have previously mentioned an interest in expanding our progesterone supply options, and we have initiated a process to add alternative progesterone suppliers. We have received regulatory approval for a change to a new supplier from several European countries to date and remain on track to complete this approval process for all remaining countries over the next two years.

With that, I will turn the call back over to Alicia. Alicia?

Alicia Secor: Thanks, Nikin. Our recent progress, the reprioritization and determination to continue to grow our businesses reflect our commitment to remaining financially strong and fiscally responsible. This approach will allow us to continue to drive solid growth and maximize shareholder value.

As Nikin shared, targeted investments in JPS are providing a foundation to support the growth trajectory we’ve seen in our services business. We will continue to advance discussions with Merck regarding an extension agreement for Crinone, and we look forward to updating you on our progress in the near term.

Development of our IVR candidates continues on track. We initiated translational preclinical studies this quarter, and we expect results from these studies for all three candidates by year end. These results could serve to validate the platform or individual candidates. And based on inbound interest and feedback from initial meetings we’re excited by the possibility of partnering our IVR candidates. We remain enthusiastic about the opportunity that each candidate presents. With these efforts, we will continue to build our business and create value.

So, in summary, this has been a very productive quarter marked by solid performance, and we’re well positioned to achieve our objectives for the year. We have remained focused on executing across all areas of the business. We believe we are in a uniquely strong position following this quarter’s results, and we greatly appreciate your ongoing support.

So with that, let me turn it back to the operator and open up the call to questions.

Questions & Answers

Operator: (Operator Instructions)

The first question is from Michael Higgins, at ROTH Capital Partners.

Michael Higgins: Thank you, operator. Hi, guys. Congrats on a nice quarter. How are you?

Alicia Secor: Good. Thank you. Hope you’re well.

Michael Higgins: A couple questions for you, first on Crinone. Can you give us further insights as to how the discussions with Merck KGaA are going? If you can highlight any leverage that you can use in your negotiations, any timing for the completion of those discussions it would be helpful. Thanks.

Alicia Secor: Yes, I mean, I think we — it’s really hard to comment beyond what we’ve already stated. All I would say is that it’s a very strong, longstanding partnership. The business is growing. The conversations are continuing, and we feel good about it. And as soon as we have something that we can announce we will.

Michael Higgins: Do you think that could be wrapped up in 2018? Is that your expectations?

Alicia Secor: I think we’re not really putting a time frame around it, but I think that that’s certainly possible.

Michael Higgins: Okay. Thank you. Regarding the IVR assets, you noted, and this sounded like a new comment to me, that there may be enthusiasm for the entire platform. Can you discuss further if that’s in fact new comment to make on the calls, at least it’s my recollection, and also if that’s something that’s coming from one or more parties?

Alicia Secor: So, what I’d say is I think I mentioned this on the last call that we had, that we were deploying our BD team to various conferences. They’re actually attending EUROBIO next week, and they’ve got dozens of meetings set up with all of the obvious potential targets. But also since — we’ve had ongoing dialog with a few prospective partners, and since our announcement in September I would say that we received additional inbound inquiries of interest.

And, again, some of these conversations are still very early stage, but we recognize that there’s a lot of excitement, particularly emerging around 0201 because of all the buzz that’s going around for HRT in light of the new NAMS position statement. And it’s occurred to us and throughout these conversations that there indeed may be a partner that would be interested in the entire platform. But it’s premature to comment beyond that at this point.

Michael Higgins: Okay. And then just some housekeeping. On the IVR news before year end, if you can give us any further clarity on timing, if we may see that this month, and also are you looking to put out a press release, one press release for all, or separate press releases. Thanks.

Alicia Secor: So, fair question. I think what we stated is that all three are underway and it’s on track and consistent with our guidance thus far. I think given the timing of when the data will be rolling in it’s more likely to be closer to year end, and given the proximity of the roll-up of all three we’d probably do one simultaneous message.

Michael Higgins: Got you. And then a couple of operating questions, if I could. It may be a little early for 2018 guidance, I recognize. What elements might tip 2018’s growth a bit higher, a bit lower next year, or should we still look for high mid-teens growth in 2018?

Jeff Young: Yes, Michael, this is Jeff. Maybe if you don’t mind we’ll refrain from providing any forecast for 2018 at this point.

Michael Higgins: Okay. I’ll suffice it to say trends are in line and no major change is expected. At least that’s my thinking on it. In terms of operating expenses, I didn’t see any surprises in Q3. If you can any insights as to how Q4 is shaping up that’d be helpful. Thanks.

Jeff Young: Yes, I think from an operating perspective you should see, I guess, from a — if we kind of run down the line quickly, from a sales and marketing perspective, obviously we continue to see growth in the JPS business, although Nikin had alluded to that the fourth quarter obviously will have some pressure on it as a result of the shutdown, so you’ll probably see some flatness in the sales and marketing.

Research and development, we still are working through the preclinical work with the animal study, so you should expect a modest increase in the overall spend there. And then on the G&A, I think we’ve kind of come back to a normalization, as we talked about in prior quarters that we anticipated the second half of the year to see reduction in spend in G&A, and I think we’ll continue to see that in the remainder of the year.

Michael Higgins: Okay. That’s very helpful. Thanks. Nikin, if you can give us a little feedback in terms of following these changes you’ve gone through recently, the number of customers you have now versus a year ago, if you can give us any comments on that, and then how the business looks in 2018. Thanks.

Nikin Patel: Well, certainly, Michael, the client base for JPS continues to expand. We’re very pleased with not only the increase in new customers but also the repeat clients that we have, introducing new molecules, new projects into JPS. So our numbers of clients increase. If you look at it from a geography point of view, there has been a significant increase in number of clients, which translates into revenue in the U.S., as well.

So, we did establish a relatively small U.S. sales and marketing team two years ago, well, two and a half years ago, and that is performing well, and as a result of that we do have a good pipeline that will extend into 2018. So overall I think I’m very pleased with the progress of the order book and the client portfolio.

Michael Higgins: Great. Appreciate the color. Thanks, Nikin, and thanks, guys. That does it for me.

Alicia Secor: Thanks, Michael.

Operator: The next question is from Ed Arce, at H.C. Wainwright.

Unknown Analyst: Hi. It’s (inaudible) behalf of Ed Arce.

Jeff Young: Oh, great, (inaudible). How are you?

Unknown Analyst: I’m good. How are you? Congratulations on a strong quarter. So I have just one quick question regarding the cash runway. So, could you briefly comment on that, considering that the Company is conducting preclinical trials and also might start clinical trials for JNP-0201 next year or in the future?

Jeff Young: Yes, and thank you for the question. So, I think as we’ve talked historically we do expect a — we have expected a modest cash burn in 2017, but as we just announced here we expect for 2018 to be at least cash flow neutral. And obviously the plans there would be to, at this point, to look at our options with regards to JNP-0201 and move that forward. So I think hopefully that helps.

Unknown Analyst: Okay. Thank you.

Operator: (Operator Instructions)

At this time I show no further questions.

Alicia Secor: Okay. All right. Well, thank you, everyone, for joining us today. Have a nice night.

Jeff Young: Thank you, everyone.

Operator: The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.